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                                                                     Exhibit 5.1

                               GOODWIN PROCTER LLP
                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                           BOSTON, MASSACHUSETTS 02109

April 14, 2003

Boston Properties Limited Partnership
111 Huntington Avenue
Boston, Massachusetts 02199

Ladies and Gentlemen:

We have acted as counsel for Boston Properties Limited Partnership, a Delaware limited partnership (the "Company"), and Boston Properties, Inc., a Delaware corporation and general partner of the Company (the "General Partner"), in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-4 (the "Registration Statement"), relating to the registration of the offer by the Company to exchange up to $925 million aggregate principal amount of its 6.25% Senior Notes due 2013 (the "New Notes") for its existing 6.25% Senior Notes due 2013 (the "Old Notes"). The New Notes are proposed to be issued in accordance with the provisions of the Indenture dated as of December 13, 2002, between the Company and The Bank of New York, as Trustee (the "Trustee"), as supplemented by a first supplemental indenture dated December 13, 2002 and a second supplemental indenture dated January 17, 2003 (collectively, the "Indenture") as contemplated by (i) the Registration Rights Agreement, dated as of December 10, 2002, by and among the Company and J.P. Morgan Securities Inc., Banc of America Securities LLC, Salomon Smith Barney Inc., BNY Capital Markets, Inc., Commerzbank Capital Markets Corp., Deutsch Bank Securities Inc., Goldman, Sachs & Co., McDonald Investments Inc. and Morgan Stanley & Co. Incorporated and (ii) the Registration Rights Agreement, dated as of January 13, 2003, by and among the Company and Banc of America Securities LLC, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. (collectively, the "Registration Rights Agreements").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Company's Second Amended and Restated Certificate of Limited Partnership, as amended to date, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Indenture, (v) the Registration Rights Agreements, (vi) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement and (vii) the form of the New Notes. In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such other corporate and partnership records of the Company, and such other instruments and other certificates of public officials, officers and representatives of the Company and other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

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Boston Properties Limited Partnership
April 14, 2003
Page 2

In rendering the opinions expressed below, we have assumed and have not verified the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the legal capacity of each individual executing any document, and the factual accuracy and completeness of all representations, warranties and other statements made by the parties. We have also assumed that prior to the delivery of any New Notes, the Registration Statement will have been declared effective.

In rendering the opinions expressed below, we express no opinion other than as to the laws of the United States, the Commonwealth of Massachusetts, the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act (collectively, the "Delaware Statutes") and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware Statutes.

Based on and subject to the foregoing, we are of the opinion that when the New Notes (in the form examined by us) have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreements, the Registration Statement and the Indenture, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity including without limitation reasonableness, materiality, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity).

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus which is part of the Registration Statement.

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Boston Properties Limited Partnership
April 14, 2003
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Very truly yours,

/s/ GOODWIN PROCTER LLP
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GOODWIN PROCTER LLP